Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Standard Dental Labs, Inc.

We consent to the use in the Form 1-A/A Regulation A Offering Circular under the Securities Act of 1933 of our report dated May 14, 2025, of the financial statements of Standard Dental Labs, Inc. as of December 31, 2024, 2023 and 2022, for the years ended December 31, 2024, 2023 and 2022. The report of Standard Dental Labs, Inc. includes an explanatory paragraph about the existence of substantial doubt about its ability to continue as a going concern.

/S/ Lateef Awojobi

LAO PROFESSIONALS

PCAOB No:7057

Lagos, Nigeria

July 25, 2025